EXHIBIT 1

JOINT FILING AGREEMENT

            In accordance with Rule 13d-1(k) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other, on behalf of each of them, of a statement on Schedule 13D, and any amendments thereto, with respect to the no par value common stock of Gulf Island Fabrication, Inc. and that this Joint Filing Agreement be included as an exhibit to such Schedule 13D.

            IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement this 2nd day of January, 2002.

/S/ ALDEN J. LABORDE
ALDEN J. LABORDE

STARBOARD ENTERPRISES, L.L.C.
By: /S/ ALDEN J. LABORDE Alden J. Laborde, President